Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

UAP HOLDING CORP.

Dated November 24, 2003

UAP Holding Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Certificate”), declaring its advisability, and directing that the amendment proposed be submitted to the stockholders of the Corporation for consideration and approval.

SECOND: That all the holders of the outstanding common stock, $0.001 par value per share, of the Corporation, by unanimous written consent in lieu of a special meeting, consented to and adopted this amendment.

THIRD: That this amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

FOURTH: That Article IV of the Certificate is hereby amended by deleting the first paragraph thereto in its entirety and replacing it with the following paragraph:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,200,000 shares, consisting of 200,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and 2,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”).”

* * * * *

IN WITNESS WHEREOF, the Corporation has caused the undersigned to execute this Certificate as of the date set forth herein.

UAP HOLDING CORP.

By:	/s/ Marc Becker
Name: Marc Becker
Title: President